Pricing Supplement No. 2023-USNCH16969 to Product Supplement No. EA-02-10 dated March 7, 2023,

Underlying Supplement No. 11 dated March 7, 2023, Prospectus Supplement and Prospectus each dated March 7, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270327 and 333-270327-01

Dated April 25, 2023

Citigroup Global Markets Holdings Inc. $2,000,000 Floating Rate Trigger Callable Yield Notes

Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Index Due April 30, 2025

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Floating Rate Trigger Callable Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the Russell 2000® Index and the S&P 500® Index (each, an “underlying”). The notes will pay a coupon on each quarterly coupon payment date regardless of the performance of either underlying at a floating rate equal to the Secured Overnight Financing Rate (“SOFR”), compounded daily over the relevant observation period, plus a spread of 2.75%, subject to the minimum interest rate of 0.00%. Coupon payments on the notes will vary and may be paid at a rate as low as 0.00% per annum. On any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date and no further amounts will be owed to you. If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the strike date to the final valuation date, up to a 100% loss of your investment. The “final underlying level” for each underlying is the closing level of such underlying on the final valuation date and the “least performing underlying” is the underlying with the lowest underlying return as measured from the strike date to the final valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment if the notes are not called by the issuer in its sole discretion on any coupon payment date prior to the maturity date and the final underlying level of the least performing underlying is less than its downside threshold. The payment at maturity on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of any better performing underlying. You will therefore be adversely affected if either underlying performs poorly. You will not receive dividends or other distributions paid on any stocks included in the underlyings or participate in any appreciation of either underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier call by the issuer. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features	Key Dates

❑  Floating Rate Coupon — Unless the notes have been previously called, on each quarterly coupon payment date we will pay you a coupon, regardless of the performance of either underlying, at a floating rate equal to SOFR, compounded daily over the relevant observation period (the “reference rate”), plus a spread of 2.75%, subject to the minimum interest rate of 0.00% for any coupon payment date. If the reference rate with respect to any observation period is negative, you will receive a coupon on the related coupon payment date at a per annum rate that is less than the spread, and if the reference rate is sufficiently negative, the coupon rate will be 0.00% and you will receive no coupon on that coupon payment date.

❑  Issuer Callable — On any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date. If the notes are not called, investors may have full downside market exposure to the least performing underlying at maturity.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the strike date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

	Strike date	April 24, 2023
	Trade date	April 25, 2023
	Settlement date	April 28, 2023
	Coupon payment dates[1]	Quarterly, beginning on July 31, 2023
	Final valuation date[1]	April 25, 2025
	Maturity date	April 30, 2025
[1] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Floating Rate Trigger Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Index. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlyings	Initial Underlying Levels	Downside Thresholds	Coupon Rate	Reference Rate	Spread	Minimum Interest Rate	CUSIP/ISIN
Russell 2000® Index (Ticker: RTY)	1,788.874	1,073.324, which is 60% of the applicable initial underlying level	For each coupon payment date, the reference rate plus the spread, subject to the minimum interest rate	SOFR compounded daily over the relevant observation period (see “Determination of Coupon Payments” below)	2.75%	0.00%	17331D410 / US17331D4108
S&P 500® Index (Ticker: SPX)	4,137.04	2,482.22, which is 60% of the applicable initial underlying level

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.10	$9.90
Total	$2,000,000.00	$20,000.00	$1,980,000.00

(1) On the date of this pricing supplement, the estimated value of the notes is $9.733 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.10 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.90 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $9.90 per note. UBS will receive an underwriting discount of $0.10 per note for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-10 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003818/dp190217_424b2-ea0210.htm

♦	Underlying Supplement No. 11 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003815/dp189981_424b2-us11.htm

♦	Prospectus Supplement and Prospectus each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Floating Rate Trigger Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The Russell 2000® Index” beginning on page PS-14 of this pricing supplement, “The S&P 500® Index“ beginning on page PS-15 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement, “Equity Index Descriptions—The Russell Indices” beginning on page US-37 of the accompanying underlying supplement and “Equity Index Descriptions—The S&P U.S. Indices” beginning on page US-58 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You understand and accept the risks associated with each of the underlyings.

♦	You believe the final underlying level of each underlying will be greater than or equal to its downside threshold, and, if the final underlying level of either underlying is below its downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You are willing to invest in notes that pay a variable coupon based on the reference rate and spread stated on the cover page of this pricing supplement.

♦	You are willing to accept the individual market risk of each underlying on the final valuation date, and you understand that any decline in the level of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlyings.

♦	You are willing to hold notes that may be called early by the issuer in its sole discretion regardless of the closing level of either underlying, and you are otherwise willing to hold such notes to maturity.

♦	You are willing to make an investment whose positive return is limited to the coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦	You are willing to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦	You believe the final underlying level of at least one underlying will be less than its downside threshold, exposing you to the full downside performance of the least performing underlying.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You are unwilling to invest in notes that pay a variable coupon based on the reference rate and spread stated on the cover page of this pricing supplement.

♦	You are unwilling to accept the individual market risk of each underlying on the final valuation date, or you seek an investment based on the performance of a basket composed of the underlyings.

♦	You are unwilling to hold notes that may be called early by the issuer in its sole discretion regardless of the closing level of either underlying, or you are otherwise unable or unwilling to hold such notes to maturity.

♦	You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the coupon payments.

♦	You are unwilling to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately 2 years, unless called earlier
Strike date	April 24, 2023
Trade date	April 25, 2023
Settlement date	April 28, 2023
Final valuation date[1]	April 25, 2025
Maturity date	April 30, 2025
Underlyings[1]	Russell 2000® Index (Ticker: RTY) S&P 500® Index (Ticker: SPX)
Issuer call feature

The issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date by providing notice on the call notice date immediately prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Call notice dates	See “Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates

The 30th day of each January, April, July and October, beginning in July 2023, provided that the final coupon payment date will be the maturity date. Each coupon payment date is subject to postponement to the following business day if such day is not a business day. No interest will accrue as a result of any delayed payment.

See “Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes” on page PS-6.

Coupon	On each coupon payment date, we will pay a coupon in an amount per note equal to (i) the stated principal amount per note multiplied by the applicable coupon rate multiplied by (ii) day count fraction. If the reference rate with respect to an observation period is sufficiently negative, the coupon rate will be 0.00% and you will not receive a coupon on the related coupon payment date.
Coupon rate	For each coupon payment date, the reference rate with respect to the related observation period plus the spread, subject to the minimum interest rate.
Reference rate	SOFR compounded daily over the relevant observation period as described under “Determination of Coupon Payments” below
Spread	2.75%
Minimum interest rate	0.00%

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Observation period	For any coupon payment date, the period from, and including, the date two U.S. government securities business days preceding the prior coupon payment date (or, in the case of the first coupon payment date, the settlement date) to, but excluding, the date two U.S. government securities business days preceding such coupon payment date. The observation period will not be adjusted if any coupon payment date is postponed.
U.S. government securities business day	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities
Day count fraction	Based on 30/360 day count convention. See “Determination of Coupon Payments” below.
Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Least performing underlying	The underlying with the lowest underlying return.
Underlying return	For each underlying, calculated as follows: final underlying level – initial underlying level initial underlying level
Downside threshold	For either underlying, 60.00% of its respective initial underlying level, as specified on the cover of this pricing supplement.
Initial underlying level	For either underlying, its closing level on the strike date, as specified on the cover page of this pricing supplement.
Final underlying level	For either underlying, its closing level on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Strike date	The closing level of each underlying (its respective initial underlying level) is observed and the downside threshold for each underlying is determined.

Quarterly (callable by the issuer in its sole discretion)

The coupon rate for the applicable coupon payment date is determined.

We pay the applicable coupon.

The issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date by providing notice on the call notice date immediately prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Maturity date (if not previously called)

If the notes are not called prior to maturity, the final underlying level of each underlying is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes

Call Notice Dates	Expected Coupon Payment Dates
July 24, 2023	July 31, 2023
October 23, 2023	October 30, 2023
January 23, 2024	January 30, 2024
April 23, 2024	April 30, 2024
July 23, 2024	July 30, 2024
October 23, 2024	October 30, 2024
January 23, 2025	January 30, 2025
N/A	April 30, 2025 (the maturity date)

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level of the least performing underlying is less than its initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The coupon rate will vary and will be adversely affected by any decline in the level of SOFR — Each coupon will be paid at a variable rate equal to SOFR compounded daily over the relevant observation period plus a spread, subject to the minimum interest rate. Any decline in SOFR will therefore result in a decline in the coupon payable on any coupon payment date. If SOFR were to become negative, the coupon would be payable at a rate that is less than the spread and could be 0.00%. As a result, it is possible that you would not receive any coupon on a coupon payment date.

♦	The initial underlying levels, which will be set on the strike date, may be higher than the closing levels of the underlyings on the trade date — If the closing levels of the underlyings on the trade date are less than the initial underlying levels that will be set on the strike date, the terms of the notes may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the notes but with the initial underlying levels set on the trade date.

♦	The notes are subject to the risks of each of the underlyings and will be negatively affected if any underlying performs poorly — You are subject to risks associated with each of the underlyings. If any underlying performs poorly, you will be negatively affected. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the others. Instead, you are subject to the full risks of each individual underlying. Furthermore, the risk that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar.

♦	You will not benefit in any way from the performance of any better performing underlying — The payment at maturity depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of any better performing underlying. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of any better performing underlying would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the better performing underlyings are not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The Russell 2000® Index represents small capitalization stocks in the United States and the S&P 500® Index represents large capitalization stocks in the United States. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher coupon rates are associated with greater risk — The notes offer coupon payments with a spread over the reference rate that is higher than we would pay on conventional floating rate debt securities of the same maturity. This higher spread is associated with greater levels of expected risk as of the trade date for the notes, including the risk that the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation between the underlyings are important factors affecting this risk. Greater expected volatility of, and lower expected correlation between, the underlyings as of the trade date may result in a higher spread, but would also represent a greater expected likelihood as of the trade date that the closing level of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	We may call the notes in our sole discretion, which will limit your ability to receive the coupon payments — We may call the notes on any coupon payment date prior to the maturity date by providing notice on the call notice date immediately prior to such coupon payment date. In the event that we call the notes, you will receive the stated principal amount of your notes and any coupon otherwise due on such coupon payment date. Thus, the term of the notes may be limited to as short as approximately three months. If we call the notes prior to maturity, you will not receive any additional coupon payments. It is more likely that we will call the notes in our sole discretion prior to maturity when the notes are performing favorably from your perspective and we expect them to continue to do so. If the notes are performing unfavorably from your perspective, we are less likely to call the notes prior to maturity.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to either underlying — You will not participate in any appreciation in the level of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the coupon payments you receive and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks included in the underlyings.

♦	The payment at maturity depends on the closing level of the least performing underlying on a single day — If the closing level of the least performing underlying on the final valuation date is less than its downside threshold, you will not receive the full stated principal amount of your notes at maturity, even if the closing level of the least performing underlying is greater than its downside threshold on other dates during the term of the notes.

♦	Investing in the notes is not equivalent to investing in any underlying or the stocks that constitute any underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute any underlying. Dividend or distribution yield on the stocks that constitute the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlyings, but will not be reflected in the performance of any underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the least performing underlying will fall below its downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the level of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that at least one of the underlyings will experience a large decline over the term of the notes and fall below its downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that at least one of the underlyings will fall below its downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the correlation between the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, the level and volatility of SOFR, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier issuer call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The Russell 2000® Index is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than the stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	Our offering of the notes is not a recommendation of either underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the levels of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing levels of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks included in the underlyings and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on the final valuation date with respect to an underlying, determining whether to postpone the final valuation date;

♦	determining the levels of the underlyings if the levels of the underlyings are not otherwise available or a market disruption event has occurred;

♦	selecting a successor underlying or performing an alternative calculation of the level of an underlying if an underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement); and

♦	determining the level of SOFR in the event of the unavailability of SOFR.

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	SOFR is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the notes — The Federal Reserve Bank of New York (the “NY Federal Reserve”) began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on the notes may fluctuate more than floating rate securities that are linked to less volatile rates.

The notes likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and the value of the notes may be lower than those of later-issued SOFR-linked securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the notes, the value of the notes may be lower than those of securities linked to rates that are more widely used. You may not be able to sell the notes at all or may not be able to sell the notes at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction or elimination of the amount of interest payable on the notes and a reduction in the value of the notes.

♦	The formula used to determine the coupon rate on the notes is relatively new in the market, and as the related market continues to develop there may be an adverse effect on return on or value of the notes — The coupon rate on the notes is based on a formula used to calculate a daily compounded SOFR rate, which is relatively new in the market. For each coupon payment date, the coupon rate on the notes is based on daily compounded SOFR over the related observation period calculated using the formula described in “Determination of Coupon Payments” below. This coupon rate will not be the SOFR rate published on or for a particular day during such observation period or an average of SOFR rates during such period nor will it be the same as the interest rate on other SOFR-linked notes that use an alternative formula to determine the interest rate. Also, if the SOFR rate for a particular day during an observation period is negative, inclusion of that rate in the calculation will reduce the coupon rate for the related coupon payment date; provided that in no event will the coupon rate payable on the notes be less than zero.

Additionally, market terms for notes linked to SOFR may evolve over time, and the value of the notes may be lower than those of later-issued SOFR-linked securities as a result. Similarly, if the formula to calculate daily compounded SOFR for the notes does not prove to be widely used in other securities like the notes, the trading price of the notes may be lower than those of securities having a formula more widely used. You may not be able to sell the notes at all or may not be able to sell the notes at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve (or a successor), as administrator of SOFR, may also make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a fallback method of determining coupon rates on the notes will apply). The administrator has no obligation to consider the interests of holders of notes when calculating, adjusting, converting, revising or discontinuing SOFR.

♦	The coupon rate on the notes will be determined using alternative methods if SOFR is no longer available, and that may have an adverse effect on the return on and value of the notes — The terms of the notes provide that if a benchmark transition event and its related benchmark replacement date occur with respect to SOFR, the coupon rate payable on the notes will be determined using the next-available benchmark replacement. As described above, these replacement rates and spreads may be selected or formulated by (i) the relevant governmental body (such as the Alternative Reference Rates Committee of the NY Federal Reserve) (ii) the International Swaps and Derivatives Association, Inc. or (iii) in certain circumstances, Citigroup (or one of its affiliates). In addition, the terms of the notes expressly authorize Citigroup (or one of its affiliates) to make benchmark replacement conforming changes with respect to, among other things, the determination of observation periods and the timing and frequency of determining rates and making coupon payments. The interests of Citigroup (or its affiliate) in making the determinations described above may be adverse to your interests as a holder of the notes.

The application of a benchmark replacement and benchmark replacement adjustment, and any implementation of benchmark replacement conforming changes, or any implementation of a substitute, successor or alternative reference rate could result in adverse consequences to the coupon rate payable on the notes, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any substitute, successor or alternative reference rate or benchmark replacement will be similar to SOFR or the then-current benchmark that it is replacing, or that any benchmark replacement will produce the economic equivalent of SOFR or the then-current benchmark that it is replacing.

♦	You will have no rights against the publisher of SOFR — You will have no rights against the publisher of SOFR even though the amount you receive on each coupon payment date will depend upon the level of SOFR. The publisher of SOFR is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

♦	Adjustments to any underlying may affect the value of your notes — FTSE Russell, as publisher of the Russell 2000® Index, or S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, may add, delete or substitute the stocks that constitute any underlying or make other methodological changes that could affect the level of any underlying. FTSE Russell or S&P Dow Jones Indices LLC may discontinue or suspend calculation or publication of any underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the notes, it is possible that other persons having withholding or information reporting responsibility in respect of the notes may treat a note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a note to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an issuer call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10.00

t	Term: Approximately 2 years, unless called earlier

t	Hypothetical Initial Underlying Levels: For each Underlying, 100.00

t	Coupon Rate: With respect to any coupon payment date, the reference rate with respect to the related observation period plus the spread, subject to the minimum interest rate.

t	Spread: 2.75%

t	Minimum Interest Rate: 0.00%

t	Coupon: With respect to any coupon payment date, an amount per note equal to $10.00 multiplied by the applicable coupon rate divided by 4.

t	Issuer Call: Quarterly, after approximately three months, as set forth on page PS-4 of this pricing supplement

t	Hypothetical Downside Thresholds: For each Underlying, 60.00 (which, with respect to each Underlying, is 60% of its hypothetical initial underlying level)

*The examples below are based on the above hypothetical values and do not reflect the actual initial underlying levels or downside thresholds of the underlyings. For the actual initial underlying level and downside threshold of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that any actual payments on the notes will be calculated based on the actual initial underlying level and downside threshold of each underlying, and not on the hypothetical values indicated below.

Example 1 — The notes are called on the first coupon payment date.

Date		Payment (per note)
First Coupon Payment Date		Coupon; notes called
	Total Payment:	$10.00 plus the coupon applicable to the first coupon payment date

Since the notes are called by us in our sole discretion on the first coupon payment date, we will pay you $10.00 per note plus a coupon based on the coupon rate with respect to the first coupon payment date. You will not receive any further payments on the notes.

Example 2 — The notes are NOT called and the final underlying level of the least performing underlying is above its downside threshold.

Date	Closing Level of Each Underlying		Payment (per note)
	Russell 2000® Index	S&P 500® Index
First through Seventh Coupon Payment Dates	N/A	N/A	Coupon; notes are not called
Final Valuation Date	80.00 (at or above downside threshold)	70.00 (at or above downside threshold)*	Final coupon + $10.00
		Total Payment:	$10.00 plus the coupons applicable to each coupon payment date

* Denotes least performing underlying

Since the notes are not called by us on any of the first four coupon payment dates, we will pay you a coupon on each coupon payment date based on the coupon rate with respect to that coupon payment date. Because the final underlying level of the least performing underlying is greater than its downside threshold, we will pay you $10.00 per note (equal to the stated principal amount) on the maturity date, in addition to the final coupon.

Example 3 — Notes are NOT called and the final underlying level of the least performing underlying is below its downside threshold.

Date	Closing Level of Each Underlying		Payment (per note)
	Russell 2000® Index	S&P 500® Index
First through Seventh Coupon Payment Dates	N/A	N/A	Coupon; notes are not called
Final Valuation Date	30.00 (below downside threshold)*	40.00 (below downside threshold)	Final coupon + [$10.00 × (1 + underlying return of the least performing underlying)] = [$10.00 × (1 + -70.00%)] = ($10.00 × 0.30) = $3.00
		Total Payment:	$3.00 plus the coupons applicable to each coupon payment date

* Denotes least performing underlying

Since the notes are not called by us on any of the first four coupon payment dates, we will pay you a coupon on each coupon payment date based on the coupon rate with respect to that coupon payment date. On the final valuation date, the least performing underlying closes below its downside threshold. Therefore, at maturity, you are exposed to the downside performance of the least performing underlying and will receive, in addition to the final coupon, $3.00 per note, which reflects the percentage decrease of the least performing underlying from the strike date to the final valuation date. You will receive a total of $3.00 per note plus eight coupons based on the applicable coupon rate.

Hypothetical Coupon for a Single Coupon Payment Date

The below table illustrates, for a $10.00 investment in the notes, the hypothetical coupon payable on a hypothetical coupon payment date for various hypothetical values of the reference rate with respect to the related observation period. The actual coupon payable on any coupon payment date will be determined based on the actual reference rate with respect to the related observation period. The reference rate could vary greatly over the term of the notes and could decrease, which would limit the amount of any coupon.

Reference Rate with Respect to Observation Period	Spread	Coupon Rate	Coupon
5.00%	2.75%	7.75%	$0.1938
4.00%	2.75%	6.75%	$0.1688
3.00%	2.75%	5.75%	$0.1438
2.00%	2.75%	4.75%	$0.1188
1.00%	2.75%	3.75%	$0.0938
0.00%	2.75%	2.75%	$0.0688
-1.00%	2.75%	1.75%	$0.0438
-2.00%	2.75%	0.75%	$0.0188
-3.00%	2.75%	0.00%	$0.0000
-4.00%	2.75%	0.00%	$0.0000
-5.00%	2.75%	0.00%	$0.0000

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell, a subsidiary of London Stock Exchange Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—Disclaimers” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

The graph below illustrates the performance of the Russell 2000® Index from January 2, 2013 to April 25, 2023. The closing level of the Russell 2000® Index on April 25, 2023 was 1,745.952. We obtained the closing levels of the Russell 2000® Index from Bloomberg, and we have not participated in the preparation of or verified such information. Currently, whereas the sponsor of the Russell 2000® Index publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg reports the closing level to three decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg may be lower or higher than the official closing level of the Russell 2000® Index published by the sponsor of the Russell 2000® Index. The historical closing levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Russell 2000® Index. We cannot give you assurance that the performance of the Russell 2000® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2013 to April 25, 2023. The closing level of the S&P 500® Index on April 25, 2023 was 4,071.63. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Russell 2000® Index and the S&P 500® Index from January 2, 2013 through April 25, 2023, based on the daily closing levels of the underlyings. For comparison purposes, each underlying has been normalized to have a closing level of 100.00 on January 2, 2013 by dividing the closing level of that underlying on each day by the closing level of that underlying on January 2, 2013 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the underlyings during the term of the notes. Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its downside threshold on the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below downside threshold on the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date. If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

Determination of Coupon Payments

On each coupon payment date, we will pay a coupon in an amount per note equal to (i) the stated principal amount per note multiplied by the applicable coupon rate multiplied by (ii) day count fraction.

The “day count fraction” will be calculated based on the following formula:

where:

“Y1” is the year, expressed as a number, in which the first day of the coupon calculation period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the coupon calculation period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the coupon calculation period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the coupon calculation period falls;

“D1” is the first calendar day, expressed as a number, of the coupon calculation period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the coupon calculation period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

For purposes of the above formula, the “coupon calculation period” with respect to any coupon payment date is the period from, and including, the immediately preceding coupon payment date (or, in the case of the first coupon payment date, the settlement date) to, but excluding, the current coupon payment date.

Determining the Reference Rate

For the purposes of calculating the coupon payable on any coupon payment date:

“Reference rate” means, for the observation period corresponding to such coupon payment date, the result of the following formula:

where:

“d0”, for any observation period, is the number of U.S. government securities business days in the relevant observation period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. government securities business days in chronological order from, and including, the first U.S. government securities business day in the relevant observation period.

“SOFRi”, for any day “i” in the relevant observation period, is a reference rate equal to SOFR in respect of that day.

“ni”, for any day “i” in the relevant observation period, is the number of calendar days from, and including, such U.S. government securities business day “i” to, but excluding, the following U.S. government securities business day.

“d” is the number of calendar days in the relevant observation period.

“SOFR” means, with respect to any day, the rate determined by the calculation agent in accordance with the following provisions:

(1)	the Secured Overnight Financing Rate for trades made on such day that appears at approximately 3:00 p.m. (New York City time) on the NY Federal Reserve’s website on the U.S. government securities business day immediately following such U.S. government securities business day; or

(2)	if the rate specified in (1) above does not so appear, unless a benchmark transition event and its related benchmark replacement date have occurred as described in (3) below, the Secured Overnight Financing Rate published on the NY Federal Reserve’s website for the first preceding U.S. government securities business day for which the Secured Overnight Financing Rate was published on the NY Federal Reserve’s website; or

(3)	if a benchmark transition event and its related benchmark replacement date have occurred prior to the relevant coupon payment date, the calculation agent will use the benchmark replacement to determine the rate and for all other purposes relating to the notes.

In connection with the SOFR definition above, the following definitions apply:

“Benchmark” means, initially, SOFR; provided that if a benchmark transition event and its related benchmark replacement date have occurred with respect to SOFR or the then-current benchmark, then “benchmark” means the applicable benchmark replacement.

“Benchmark replacement” means the first alternative set forth in the order below that can be determined by Citigroup (or one of its affiliates) as of the benchmark replacement date:

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current benchmark for the applicable corresponding tenor and (b) the benchmark replacement adjustment; or

(2)	the sum of: (a) the ISDA fallback rate and (b) the benchmark replacement adjustment; or

(3)	the sum of: (a) the alternate rate of interest that has been selected by Citigroup (or one of its affiliates) as the replacement for the then-current benchmark for the applicable corresponding tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the benchmark replacement adjustment.

“Benchmark replacement adjustment” means the first alternative set forth in the order below that can be determined by Citigroup (or one of its affiliates) as of the benchmark replacement date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the relevant governmental body for the applicable unadjusted benchmark replacement;

(2)	if the applicable unadjusted benchmark replacement is equivalent to the ISDA fallback rate, then the ISDA fallback adjustment;

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by Citigroup (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted benchmark replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark replacement conforming changes” means, with respect to any benchmark replacement, any technical, administrative or operational changes that Citigroup (or one of its affiliates) decides may be appropriate to reflect the adoption of such benchmark replacement in a manner substantially consistent with market practice (or, if Citigroup (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if Citigroup (or such affiliate) determines that no market practice for use of the benchmark replacement exists, in such other manner as Citigroup (or such affiliate) determines is reasonably necessary).

“Benchmark replacement date” means the earliest to occur of the following events with respect to the then-current benchmark:

(1)	in the case of clause (1) or (2) of the definition of “benchmark transition event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the benchmark; or

(2)	in the case of clause (3) of the definition of “benchmark transition event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the benchmark replacement date occurs on the same day as, but earlier than, the reference time in respect of any determination, the benchmark replacement date will be deemed to have occurred prior to the reference time for such determination.

“Benchmark transition event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative.

“Corresponding tenor” with respect to a benchmark replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current benchmark.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA fallback adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.

“ISDA fallback rate” means the rate that would apply for derivatives transactions referencing the ISDA definitions to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor excluding the applicable ISDA fallback adjustment.

“NY Federal Reserve” means the Federal Reserve Bank of New York.

“NY Federal Reserve’s website” means the website of the NY Federal Reserve, currently at http://www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of the Secured Overnight Financing Rate.

“Reference time” with respect to any determination of the benchmark means the time determined by Citigroup (or one of its affiliates) in accordance with the benchmark replacement conforming changes.

“Relevant governmental body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“Unadjusted benchmark replacement” means the benchmark replacement excluding the benchmark replacement adjustment.

SOFR

SOFR is published by the NY Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The NY Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by the NY Federal Reserve to remove a portion of the foregoing transactions considered to be “specials”. According to the NY Federal Reserve, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The NY Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The NY Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

The NY Federal Reserve currently publishes SOFR daily on its website. The NY Federal Reserve states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

This pricing supplement contains SOFR data and related information posted to the NY Federal Reserve website. This pricing supplement is subject to the Terms of Use posted at newyorkfed.org. The NY Federal Reserve is not responsible for publication of this pricing supplement by Citi, does not sanction or endorse any particular republication, and has no liability for your use. This pricing supplement also describes products or services by reference to SOFR. Citi is not affiliated with the NY Federal Reserve. The NY Federal Reserve does not sanction, endorse, or recommend any products or services offered by Citi.

Historical Information

SOFR was 4.80% per annum on April 24, 2023.

The graph below shows the published daily rate for SOFR for each day it was available from April 2, 2018 to April 24, 2023. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of SOFR as an indication of future performance.

The historical rates do not reflect the daily compounding method used to calculate the reference rate and the coupon payable on the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a note as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the note (the “Deposit”). In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to the notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

For the coupon rate, we will treat the reference rate plus 0.87% per annum as interest on the Deposit and the remainder as Put Premium.

Assuming the treatment of a note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the notes. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

While we currently do not intend to withhold on payments on the notes to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the notes other persons having withholding or information reporting responsibility in respect of the notes may treat some or all of each coupon payment on a note as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the notes. We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.10 for any note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $9.90 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.10 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are called by the issuer prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately four months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 7, 2023, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 8, 2023, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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